EXHIBIT 23.02

CONSENT OF INDEPENDENT AUDITORS

The Stockholders and Board of Directors
VERITAS Software Corporation:

We consent to the use of our report dated January 25, 2002, with respect to the consolidated balance sheet of VERITAS Software Corporation and subsidiaries as of December 31, 2001, and the related consolidated statement of operations, stockholders’ equity and comprehensive loss, and cash flows for the year then ended, and the related financial statement schedule as of and for the year ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Mountain View, California
April 5, 2002